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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE

                            INVESTMENT COMPANY ACT OF 1940




    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                     EDWARD JONES TAX-FREE MONEY MARKET FUND

                        ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                            Federated Investors Funds

                              5800 Corporate Drive

                       Pittsburgh, Pennsylvania 15237-7000

                       (Address of Principal Executive Offices)

                                 (412) 288-1900

                         (Registrant's Telephone Number)

                   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                           John W. McGonigle, Esquire

                            Federated Investors Tower

                               1001 Liberty Avenue

                       Pittsburgh, Pennsylvania 15222-3779

                        (Name and Address of Agent for Service)
                   (Notices should be sent to the Agent for Service)


    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes  XX                                       No
                  ----                                         ----

    Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 2nd day of February, 2001.

By:  /s/Leslie K. Ross
     Leslie K. Ross
     Assistant Secretary

    Attorney In Fact
    for John F. Donahue